Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
April 22, 2019	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR THIRD QUARTER OF FISCAL 2019; DECLARES QUARTERLY DIVIDEND OF $0.13 PER COMMON SHARE; CONFERENCE CALL TO DISCUSS RESULTS SCHEDULED FOR TUESDAY, APRIL 23, 3:30PM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the third quarter of fiscal 2019 of $7.1 million, an increase of $1.8 million, or 34.9%, as compared to the same period of the prior fiscal year. The increase was attributable to increases in net interest income and noninterest income, and decreases in provision for income taxes and provision for loan losses, partially offset by an increase in noninterest expense. Preliminary net income per fully diluted common share was $.76, an increase of $.16 as compared to the $.60 per fully diluted common share reported for the same period of the prior fiscal year.

Highlights for the third quarter of fiscal 2019:

Annualized return on average assets was 1.30%, while annualized return on average equity was 12.5%, as compared to 1.15% and 11.2%, respectively, in the same quarter a year ago, and 1.41% and 13.9%, respectively, in the second quarter of fiscal 2019, the linked quarter.

Earnings per common share (diluted) were $.76, up $.16, or 26.7%, as compared to the same quarter a year ago, and down $.05, or 6.2%, from the second quarter of fiscal 2019, the linked quarter.

Net loan growth for the third quarter was $22.0 million in what is typically a seasonally slow quarter for the Company. Net loans are up $260.1 million, or 16.6% for the fiscal year to date, which includes $144.3 million in loans acquired in the Company’s November 2018 acquisition of Gideon Bancshares, the parent of First Commercial Bank (the “Gideon Acquisition”).

Deposit growth was $78.1 million for the third quarter, as organic deposit growth continued to improve. Deposits are up $294.2 million, or 18.6%, for the fiscal year to date, which includes $171.2 million in deposits assumed in the Gideon Acquisition.

Net interest margin was 3.73% for the third quarter, down from the 3.74% reported for the year ago period, and up from 3.71% for the second quarter of fiscal 2019, the linked quarter.

Noninterest income, excluding securities gains, was up 2.4% compared to the year ago period, and down 8.7% as compared to the second quarter of fiscal 2019, the linked quarter. These comparisons are impacted by relatively large nonrecurring income items included in results for both the linked and year ago quarters, discussed below.

Noninterest expense was up 10.6% compared to the year ago period, and up 5.1% from the second quarter of fiscal 2019, the linked quarter, as the Company continued to recognize charges related to merger and acquisition activity, albeit at a lower level than in both the linked and year ago quarters.

Nonperforming assets were $26.3 million, or 1.21% of total assets, at March 31, 2019, as compared to $13.1 million, or 0.69% of total assets, at June 30, 2018, and $10.4 million, or 0.56% of total assets, at March 31, 2018. The increase was primarily attributable to the Gideon Acquisition.

Dividend Declared:

The Board of Directors, on April 16, 2019, declared a quarterly cash dividend on common stock of $0.13, payable May 31, 2019, to stockholders of record at the close of business on May 15, 2019, marking the 100th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, April 23, 2019, at 3:30 p.m. central time (4:30 p.m. eastern). The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call. Telephone playback will be available beginning one hour following the conclusion of the call through May 6, 2019. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10131000.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first nine months of fiscal 2019, with total assets of $2.2 billion at March 31, 2019, reflecting an increase of $290.3 million, or 15.4%, as compared to June 30, 2018. Asset growth was comprised mainly of increases in loans, available-for-sale securities, premises and equipment, and cash and cash equivalents, and was attributable in large part to the Gideon Acquisition.

Available-for-sale (“AFS”) securities were $161.5 million at March 31, 2019, an increase of $15.2 million, or 10.4%, as compared to June 30, 2018. AFS securities are reduced from the balances reported at December 31, 2018, as the Company sold some securities acquired in the Gideon Acquisition, utilizing proceeds to reduce Federal Home Loan Bank (“FHLB”) borrowings. Cash equivalents and time deposits were $32.4 million, an increase of $4.1 million, or 14.4%, as compared to June 30, 2018.

Loans, net of the allowance for loan losses, were $1.8 billion at March 31, 2019, an increase of $260.1 million, or 16.6%, as compared to June 30, 2018. The increase was attributable in large part to the Gideon Acquisition, which included loans recorded at a fair value of $144.3 million. Inclusive of the Gideon Acquisition, the portfolio primarily saw growth in commercial real estate loans, commercial loans, and residential real estate loans. Commercial real estate loans increased due mostly to growth in loans secured by nonresidential properties, accompanied by smaller increases in agricultural real estate, and unimproved land. The increase in commercial loan balances was attributable primarily to growth in commercial & industrial loan balances. Growth in residential real estate loans was attributable primarily to loans secured by multifamily real estate, accompanied by a smaller increase in loans secured by one- to four-family real estate. Loans anticipated to fund in the next 90 days stood at $77.7 million at March 31, 2019, as compared to $80.8 million at June 30, 2018, and $111.9 million at March 31, 2018.

Nonperforming loans were $22.7 million, or 1.23% of gross loans, at March 31, 2019, as compared to $9.2 million, or 0.58% of gross loans, at June 30, 2018. Nonperforming assets were $26.3 million, or 1.21% of total assets, at March 31, 2019, as compared to $13.1 million, or 0.69% of total assets, at June 30, 2018. The increase in nonperforming loans was attributed primarily to the Gideon Acquisition, which included nonperforming loans of $12.9 million. The increase in nonperforming loans was also the principal reason for the increase in nonperforming assets. Since December 31, 2018, nonperforming loans increased $2.2 million, the result of a $1.1 million increase in loans on nonaccrual status acquired in the Gideon Acquisition, and a similar net change in legacy nonaccrual loans. Our allowance for loan losses at March 31, 2019, totaled $19.4 million, representing 1.05% of gross loans and 85.7% of nonperforming loans, as compared to $18.2 million, or 1.15% of gross loans and 198.6% of nonperforming loans, at June 30, 2018. For all impaired loans, the Company has measured impairment under ASC 310-10-35. Management believes the allowance for loan losses at March 31, 2019, is adequate, based on that measurement.

Total liabilities were $1.9 billion at March 31, 2019, an increase of $259.6 million, or 15.4%, as compared to June 30, 2018.

Deposits were $1.9 billion at March 31, 2019, an increase of $294.2 million, or 18.6%, as compared to June 30, 2018. The increase was attributable in large part to the Gideon Acquisition, which included deposits assumed at a fair value of $171.2 million. Inclusive of the Gideon Acquisition, deposit balances saw growth primarily in certificates of deposit, interest-bearing transaction accounts, money market deposit accounts, and noninterest-bearing transaction accounts. Since June 30, 2018, the Company’s public unit deposits increased by $22.7 million, including approximately $18.6 million in public unit deposits assumed in the Gideon Acquisition, and totaled $270.3 million at March 31, 2019. Also since June 30, 2018, brokered certificates of deposit increased by $42.2 million, to total $55.8 million at March 31, 2019, and brokered nonmaturity deposits increased by $10.0 million, to total $10.0 million at March 31, 2019. No brokered funding was assumed in the Gideon Acquisition. The Company has utilized brokered funding throughout the fiscal year to date in order to provide funding for loan growth, reduce overnight borrowings, and to maintain pricing discipline for retail deposits. Our discussion of brokered deposits excludes those deposits originated through reciprocal arrangements, as our reciprocal deposits are primarily originated by our public unit depositors and utilized as an alternative to pledging securities against those deposits. Recently updated regulatory guidance, adopted following the May 2018 enactment of the Economic Growth, Regulatory Relief, and Consumer Protection Act (Senate Bill 2155), has generally exempted deposits originated through such reciprocal arrangements from classification as brokered deposits for regulatory purposes, subject to some limitations. The average loan-to-deposit ratio for the third quarter of fiscal 2019 was 97.2%, as compared to 96.8% for the same period of the prior fiscal year.

FHLB advances were $38.4 million at March 31, 2019, a decrease of $38.3 million, or 49.9%, as compared to June 30, 2018, with the decrease attributable primarily to the Company’s use of brokered funding and sales of AFS securities (primarily those acquired in the Gideon Acquisition), as discussed above. Overnight advances declined from $66.6 million at June 30, 2018, to $8.0 million at March 31, 2019, while the Company increased term advances from $10.1 million to $30.4 million, partially as a result of term advances assumed in the Gideon Acquisition.

The Company’s stockholders’ equity was $231.4 million at March 31, 2019, an increase of $30.7 million, or 15.3%, as compared to June 30, 2018. The increase was attributable to retained earnings, equity issued in the Gideon Acquisition, and a decrease in accumulated other comprehensive loss, which was due to a decrease in market interest rates.

Income Statement Summary:

The Company’s net interest income for the three-month period ended March 31, 2019, was $18.6 million, an increase of $2.9 million, or 18.4%, as compared to the same period of the prior fiscal year. The increase was attributable to an 18.7% increase in the average balance of interest-earning assets, partially offset by a decrease in net interest margin to 3.73% in the current three-month period, from 3.74% in the three-month period a year ago.

Loan discount accretion and deposit premium amortization related to the Company’s August 2014 acquisition of Peoples Bank of the Ozarks (Peoples), the June 2017 acquisition of Capaha Bank (Capaha), the February 2018 acquisition of Southern Missouri Bank of Marshfield (SMB-Marshfield), and the Gideon Acquisition resulted in an additional $632,000 in net interest income for the three-month period ended March 31, 2019, as compared to $570,000 in net interest income for the same period a year ago. Discount accretion from the Gideon Acquisition had no comparable item in the same period a year ago, and accretion resulting from the SMB-Marshfield acquisition was realized for only a partial quarter in the year ago period.

Partially offsetting these increases, the year ago period included larger amounts realized due to the resolution of a specific acquired impaired credit from the Capaha Acquisition, without comparable instances in the current period. Combined, these components of net interest income contributed 13 basis points to net interest margin in the three-month period ended March 31, 2019, as compared to a contribution of 14 basis points for the same period of the prior fiscal year. For the linked quarter, ended December 31, 2018, when net interest margin was 3.71%, comparable discount accretion contributed 10 basis points to the net interest margin. The Company realized loan discount accretion resulting from the Gideon Acquisition for the full current quarter, while the linked quarter included only a partial quarter’s impact as a result of the mid-quarter closing. Over the longer term, the Company expects this component of net interest income to decline, although accretion related to the Gideon Acquisition will not have comparable recognition in the year ago period for the remainder of the fiscal year, and to the extent that we have periodic resolution of specific credit impaired loans, this may create volatility in this component of net interest income.

The provision for loan losses for the three-month period ended March 31, 2019, was $491,000, as compared to $550,000 in the same period of the prior fiscal year. Decreased provisioning was attributed primarily to continued low levels of net charge offs and a stable outlook regarding the credit quality of the Company’s legacy loan portfolio. As a percentage of average loans outstanding, the provision for loan losses in the current three-month period represented a charge of 0.11% (annualized), while the Company recorded net charge offs during the period of 0.02% (annualized). During the same period of the prior fiscal year, the provision for loan losses as a percentage of average loans outstanding represented a charge of 0.15% (annualized), while the Company recorded net charge offs of 0.04% (annualized).

The Company’s noninterest income for the three-month period ended March 31, 2019, was $3.9 million, an increase of $76,000, or 2.0%, as compared to the same period of the prior fiscal year. The increase was attributable to increased bank card interchange income, deposit account service charges, and loan late fees, partially offset by a decline in other loan fees. In the year ago period, the Company recognized a $188,000 gain on the sale of fixed assets, as compared to similar gains totaling $5,000 in the current period. Also in the current period, the Company recognized a $185,000 non-recurring benefit related to a broker-dealer agreement to provide wealth management services, and a $29,000 gain on the sale of precious metals acquired in a recent acquisition, with no comparable items in the year ago period. Gains on the sale of AFS securities in the current period totaled $244,000, as compared to $254,000 in the year ago period.

Noninterest expense for the three-month period ended March 31, 2019, was $13.2 million, an increase of $1.3 million, or 10.6%, as compared to the same period of the prior fiscal year. Included in noninterest expense for the current quarter was $243,000 in charges directly attributable to the Gideon Acquisition, including primarily data processing charges, legal and professional fees, and advertising costs, and $185,000 in non-recurring expenses related to the hiring of investment representatives for the Company’s new wealth management group. In the year ago period, similar acquisition-related charges related to the SMB-Marshfield acquisition totaled $443,000. Additionally, the Company realized increases in compensation and benefits, occupancy expenses, bank card network expense, and charges to amortize core deposit intangibles. Provisioning for off-balance sheet credit exposure declined to $9,000 in the current quarter, as compared to $290,000 in the year ago period, as timing differences compared to the year ago period impacted the available credit on agricultural and commercial loans outstanding. The efficiency ratio for the three-month period ended March 31, 2019, was 59.3%, as compared to 61.8% in the same period of the prior fiscal year.

The income tax provision for the three-month period ended March 31, 2019, was $1.7 million, a decrease of $85,000, or 4.7%, as compared to the same period of the prior fiscal year, attributable to a decrease in the effective tax rate, to 19.6%, in the current period, as compared to 25.6% in the year-ago period, partially offset by an increase in pre-tax income. The lower effective tax rate was attributed to the December 2017 enactment of a reduction in the federal corporate income tax rate, the benefits of which were not fully realized by the Company until the tax and fiscal year beginning July 1, 2018, at which point the annual effective tax rate to which the Company was administratively subject declined from 28.1% to 21.0%.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands, except per share data)	2019	2018	2018	2018	2018

Cash equivalents and time deposits	$32,353	$40,095	$24,086	$28,279	$32,730
Available for sale securities	161,510	197,872	144,625	146,325	146,127
FHLB/FRB membership stock	9,216	12,905	11,007	9,227	7,731
Loans receivable, gross	1,842,883	1,820,500	1,642,946	1,581,594	1,539,708
Allowance for loan losses	19,434	19,023	18,790	18,214	17,263
Loans receivable, net	1,823,449	1,801,477	1,624,156	1,563,380	1,522,445
Bank-owned life insurance	38,086	37,845	37,794	37,547	37,188
Intangible assets	23,991	24,429	19,634	19,996	20,213
Premises and equipment	62,508	62,253	54,669	54,832	55,495
Other assets	25,334	29,403	27,657	26,529	27,864
Total assets	$2,176,447	$2,206,279	$1,943,628	$1,886,115	$1,849,793

Interest-bearing deposits	$1,649,830	$1,556,051	$1,392,006	$1,376,385	$1,377,423
Noninterest-bearing deposits	224,284	239,955	199,120	203,517	196,914
Securities sold under agreements to repurchase	4,703	4,425	3,631	3,267	3,769
FHLB advances	38,388	155,765	118,307	76,652	50,850
Note payable	3,000	3,000	3,000	3,000	3,000
Other liabilities	9,845	8,060	6,533	7,655	6,420
Subordinated debt	15,018	14,994	14,969	14,945	14,921
Total liabilities	1,945,068	1,982,250	1,737,566	1,685,421	1,653,297

Common stockholders' equity	231,379	224,029	206,062	200,694	196,496
Total stockholders' equity	231,379	224,029	206,062	200,694	196,496

Total liabilities and stockholders' equity	$2,176,447	$2,206,279	$1,943,628	$1,886,115	$1,849,793

Equity to assets ratio	10.63%	10.15%	10.60%	10.64%	10.62%

Common shares outstanding	9,324,659	9,313,109	8,995,884	8,996,584	8,993,084
Less: Restricted common shares not vested	28,250	23,050	27,200	28,700	29,200
Common shares for book value determination	9,296,409	9,290,059	8,968,684	8,967,884	8,963,884

Book value per common share	$24.89	$24.11	$22.98	$22.38	$21.92
Closing market price	30.80	33.90	37.27	39.02	36.60

Nonperforming asset data as of:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands)	2019	2018	2018	2018	2018

Nonaccrual loans	$22,690	$20,453	$7,557	$9,172	$6,218
Accruing loans 90 days or more past due	-	-	-	-	-
Total nonperforming loans	22,690	20,453	7,557	9,172	6,218
Other real estate owned (OREO)	3,617	3,894	4,926	3,874	4,067
Personal property repossessed	2	54	51	50	75
Total nonperforming assets	$26,309	$24,401	$12,534	$13,096	$10,360

Total nonperforming assets to total assets	1.21%	1.11%	0.64%	0.69%	0.56%
Total nonperforming loans to gross loans	1.23%	1.12%	0.46%	0.58%	0.40%
Allowance for loan losses to nonperforming loans	85.65%	93.01%	248.64%	198.58%	277.63%
Allowance for loan losses to gross loans	1.05%	1.04%	1.14%	1.15%	1.12%

Performing troubled debt restructurings (1)	$17,577	$13,148	$11,168	$11,685	$11,847

(1) Nonperforming troubled debt restructurings are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Average Balance Sheet Data:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands)	2019	2018	2018	2018	2018

Interest-bearing cash equivalents	$3,544	$4,020	$3,196	$4,316	$3,898
Available for sale securities and membership stock	183,717	199,885	161,552	158,765	159,875
Loans receivable, gross	1,803,070	1,744,153	1,585,741	1,547,635	1,513,674
Total interest-earning assets	1,990,331	1,948,058	1,750,489	1,710,716	1,677,447
Other assets	189,503	164,815	150,038	152,200	144,828
Total assets	$2,179,834	$2,112,873	$1,900,527	$1,862,916	$1,822,275

Interest-bearing deposits	$1,621,580	$1,493,333	$1,363,570	$1,375,333	$1,368,235
Securities sold under agreements to repurchase	4,267	3,573	3,649	3,802	3,611
FHLB advances	67,091	146,010	105,081	60,246	40,268
Note payable	3,000	3,957	3,000	3,000	3,000
Subordinated debt	15,006	14,982	14,957	14,933	14,909
Total interest-bearing liabilities	1,710,944	1,661,855	1,490,257	1,457,314	1,430,023
Noninterest-bearing deposits	233,296	226,559	198,140	196,476	195,880
Other noninterest-bearing liabilities	7,994	9,816	8,696	10,711	7,871
Total liabilities	1,952,234	1,898,230	1,697,093	1,664,501	1,633,774

Common stockholders' equity	227,600	214,643	203,434	198,415	188,501
Total stockholders' equity	227,600	214,643	203,434	198,415	188,501

Total liabilities and stockholders' equity	$2,179,834	$2,112,873	$1,900,527	$1,862,916	$1,822,275

	For the three-month period ended
Quarterly Summary Income Statement Data:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands, except per share data)	2019	2018	2018	2018	2018

Interest income:
Cash equivalents	$28	$35	$25	$26	$22
Available for sale securities and membership stock	1,320	1,387	1,101	1,028	1,026
Loans receivable	23,838	22,785	20,916	19,093	18,337
Total interest income	25,186	24,207	22,042	20,147	19,385
Interest expense:
Deposits	5,851	4,925	4,009	3,656	3,281
Securities sold under agreements to repurchase	10	8	8	8	8
FHLB advances	495	932	599	332	199
Note payable	37	48	35	33	30
Subordinated debt	239	226	224	215	192
Total interest expense	6,632	6,139	4,875	4,244	3,710
Net interest income	18,554	18,068	17,167	15,903	15,675
Provision for loan losses	491	314	682	987	550
Securities gains	244	-	-	43	254
Other noninterest income	3,702	4,054	3,430	3,511	3,616
Noninterest expense	13,190	12,552	11,449	11,275	11,927
Income taxes	1,725	1,802	1,666	1,559	1,810
Net income available to common stockholders	$7,094	$7,454	$6,800	$5,636	$5,258

Basic earnings per common share	$0.76	$0.82	$0.76	$0.63	$0.60
Diluted earnings per common share	0.76	0.81	0.76	0.63	0.60
Dividends per common share	0.13	0.13	0.13	0.11	0.11
Average common shares outstanding:
Basic	9,323,000	9,137,000	8,996,000	8,995,000	8,762,000
Diluted	9,331,000	9,149,000	9,006,000	9,006,000	8,775,000

Return on average assets	1.30%	1.41%	1.43%	1.21%	1.15%
Return on average common stockholders' equity	12.5%	13.9%	13.4%	11.4%	11.2%

Net interest margin	3.73%	3.71%	3.92%	3.72%	3.74%
Net interest spread	3.51%	3.49%	3.73%	3.55%	3.58%

Efficiency ratio	59.3%	56.7%	55.6%	58.1%	61.8%